Exhibit 10.2

SEVERANCE AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Severance and Consulting Agreement and General Release (this “Agreement” or this “Agreement and General Release”), dated January 29, 2020, is entered into by James Early (“Executive”) and Interpace Biosciences, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties” and both individually referred to in this Agreement as a “Party.”

1. Termination of Employment. The Parties acknowledge and agree that Executive’s employment with the Company and its affiliates will terminate on January 29, 2020 (the “Employment Termination Date”) and that such termination of employment will not constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) due to the Executive’s engagement as a consultant by the Company pursuant to Section 2. Irrespective of whether Executive signs this Agreement, (a) to the extent unpaid, Company shall pay Executive on the first payroll date following the Employment Termination Date for Executive’s accrued salary and accrued and unused PTO days through the Employment Termination Date, and (b) Executive shall be entitled to retain possession of his laptop computer, monitor, cell phone and iPad. Executive’s participation in the Company’s group health insurance plan will end on the Employment Termination Date, and to the extent provided by COBRA and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. Upon the Employment Termination Date, (i) the Company shall cause Executive’s outstanding restricted stock unit awards to vest in full as of such date and (ii) the Company shall grant to Executive a new award of 5,000 restricted stock units under the Company’s 2019 Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and an applicable award agreement, which shall be eligible to vest in full on the six-month anniversary of the Employment Termination Date, subject to Executive’s continuous service with the Company through such vesting date. With respect to Executive’s equity awards outstanding on the Employment Termination Date, notwithstanding anything in the Company’s equity incentive plans or the applicable equity award agreements to the contrary: (i) such equity awards shall remain eligible to vest in accordance with their terms based on Executive’s continued service during the Consulting Term (as defined below), and (ii) any such equity awards that are stock options that are vested on the Consulting Termination Date (as defined below) shall remain exercisable through the 90th day following the Consulting Termination Date (or, if earlier, the stated term of the applicable stock option).

2. Consulting Services.

i.	During the Consulting Term, Executive shall provide certain consulting services (the “Services”) by means of his consulting firm, Early Financial Consulting, LLC, to the Company as the Company’s Chief Executive Officer, Chief Financial Officer and/or other senior management employees of the Company may from time to time request and deem appropriate, including, but not limited to finance and accounting services. While working at a site other than the Company’s offices, Executive will be responsible for providing its own supplies and office equipment. Executive represents and warrants that it has the skill, expertise, and experience to perform the Services in accordance with all applicable laws.

ii.	In consideration of Executive’s expertise related to the Services, Executive’s acceptance of this Agreement, and of Executive’s performance of the Services as set forth herein, the Company shall pay the Executive by means of his consulting firm, Early Financial Consulting, LLC, an hourly fee of $350; provided, however, that the maximum aggregate fees payable by the Company to Executive for the Services pursuant to this Section 2 shall in no event exceed an aggregate total of $210,000. The Parties agree that the estimated number of hours of Services is up to 100 per month, for a period of up to six (6) months, subject to the Company’s need in its discretion. Invoices for Services (cash compensated) and expenses will be submitted by the Executive to the Company on a regular but no less than weekly basis and shall clearly identify the Executive’s business name, address, and Federal Tax ID Number. The Company will pay such invoices within 15 days upon receipt of invoice. The Company will not withhold any federal, state or local income, Social Security, unemployment or other taxes on account of payments to the Executive hereunder, but will remit the full amount of such payments to Executive and report them on IRS Form 1099. Reasonable expenses incurred by Executive in the course of performing the Services shall be reimbursed by the Company upon receipt and submission of evidence satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy. Any line item expense of more than $1,500 will need prior Company approval.

iii.	It is understood and agreed that the Executive’s performance of the Services are as an independent contractor and not an employee of the Company, and the manner and means of the Executive’s provision of the Services will be under the Executive’s direction and control. Neither the Executive nor the Company shall make any commitments or create any obligations in the name of the other. Executive shall have no authority to bind the Company or assume any obligations or liabilities of any nature for or on behalf of the Company and the Executive will not have, and will not represent to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Company as its agent or representative. Neither the Company nor any the Company entity shall provide to the Executive any employee benefits, including without limitation any medical, dental, pension, retirement, savings or insurance benefits which may be provided to employees of the Company or of any Company entity. Executive agrees to timely deposit all taxes required to be paid with respect to fees paid to it for the performance of the Services, and will indemnify the Company from all claims, interest or penalties relating to taxes due with respect to the fees provided by the Company to Executive. If requested, Executive agrees to promptly complete and deliver to the Company and execute IRS form 4669 (Statement of Payments Received) with respect to any amount payable hereunder.

iv.	The term of the Services (the “Consulting Term”) shall commence on the Employment Termination Date and shall terminate six (6) months thereafter or upon such later date as may be mutually agreed upon by the Parties (the date on which the Consulting Term terminates, the “Consulting Termination Date”). Notwithstanding the foregoing, (x) the Company may terminate the Consulting Term prior to the end of the Consulting Term immediately upon written notice of termination for Cause (as defined below); provided that the Company shall pay the Executive’s fees through the date of delivery of such notice, (y) the Company or the Executive may terminate the Consulting Term prior to the end of the Consulting Term upon thirty (30) days prior written notice to the other party; provided that upon such notice by Executive, the Company in its sole discretion may immediately terminate the Consulting Term; provided further that the Company shall pay the Executive’s fee for the duration of such notice period, and (z) the Consulting Term shall terminate automatically and without any written notice upon the death or disability of Executive which renders Executive incapable of performing Executive’s duties hereunder. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) negligence or willful misconduct in the performance of the Services; (ii) engagement in any felonious acts or other acts showing dishonesty or moral turpitude; or (iii) breach of any restrictive covenant set forth in any written agreement between Executive and the Company.

3. Post-Consulting Severance Benefits. If Executive: (i) timely signs and return this Agreement to the Company; (ii) complies fully with Executive’s obligations hereunder; and (iii) following the Consulting Termination Date, executes and returns to the Company a Severance Agreement and General Release acceptable to the Company (the “Post-Consulting Release”), which becomes effective within 60 days following the Consulting Termination Date, then the Company will provide Executive with the following severance payments and benefits:

i.	An amount equal to one hundred and thirty-one thousand eight hundred and seventy-five dollars ($131,875) (which amount, for the avoidance of doubt, is equal to 50% of Executive’s annual base salary in effect on the Employment Termination Date), payable in monthly installments over the six-month period following the Consulting Termination Date.

ii.	If Executive properly and timely elects to continue health and dental coverage under the Company’s plan in accordance with the continuation requirements of COBRA, payment for the cost of the premiums for such coverages for Executive for a six (6) month period beginning on the Consulting Termination Date, or if earlier, through the date on which Executive becomes eligible for other group health coverage in connection with new employment.

Executive understands and agrees that he is not entitled to any severance money or benefits, other than those offered in accordance with the terms of this Agreement. Subject to Section 4 below and/or as otherwise provided by this Agreement, the severance payments and benefits offered pursuant to this Section 3 will only be paid or provided if the Post-Consulting Release becomes effective and within 60 days of the Consulting Termination Date. The severance payments and benefits will commence when the Post-Consulting Release becomes effective. Notwithstanding the foregoing, if the 60 day period following the Consulting Termination Date ends in a calendar year after the year in which the Consulting Termination Date occurs, the severance payments and benefits shall be made no earlier than the first day of such later calendar year.

4. Delay of Payment to Comply with Section 409A. Notwithstanding anything herein to the contrary, if on the Consulting Termination Date Executive is a “specified employee” within the meaning of Section 409A (as defined below) and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A, the Company shall delay the commencement of Executive’s severance payments (without any reduction) by a period of six (6) months after the Consulting Termination Date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after the Consulting Termination Date. The 6-month payment delay requirement of this Section 4 shall apply only to the extent that the payments under Section 3 are subject to Section 409A.

5. 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Code (“Section 409A”) and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Subject to the provisions in this Section 5, the severance payments and benefits pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service”. It is intended that each installment of the severance payments and benefits provided under this Agreement, if any, shall be treated as a separate “payment” for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

6. Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as may be appropriate.

7. Executive’s General Release of Claims. In exchange for the payments and benefits described in this Agreement, Executive knowingly and voluntarily releases the Company and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement, including any claim for attorneys’ fees, relating to or arising out of Executive’s employment with the Company. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.

Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties with respect to Executive’s employment with the Company and/or any other aspect of Executive’s employment with the Company and Executive’s termination of employment, including, but not limited to all claims under:

●	The Age Discrimination in Employment Act;

●	The National Labor Relations Act;

●	Title VII of the Civil Rights Act;

●	Sections 1981 through 1988 of Title 42 of the United States Code;

●	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);

●	The Genetic Information Nondiscrimination Act;

●	The Immigration Reform and Control Act;

●	The Americans with Disabilities Act;

●	The Occupational Safety and Health Act;

●	The Workers Adjustment and Retraining Notification Act;

●	The Fair Credit Reporting Act;

●	The Family and Medical Leave Act;

●	The Equal Pay Act;

●	The Uniformed Services Employment and Reemployment Rights Act;

●	Employee Polygraph Protection Act;

●	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);

●	The New Jersey Law Against Discrimination;

●	The New Jersey Civil Rights Act;

●	The New Jersey Family Leave Act;

●	The Millville Dallas Airmotive Plant Job Loss Notification Act;

●	The New Jersey Conscientious Employee Protection Act;

●	The New Jersey Equal Pay Law;

●	The New Jersey Occupational Safety and Health Law;

●	The New Jersey Smokers’ Rights Law;

●	The New Jersey Genetic Privacy Act;

●	The New Jersey Fair Credit Reporting Act;

●	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

●	The Florida Civil Rights Act;

●	The Florida Whistleblower Protection Act;

●	The Florida Workers’ Compensation Retaliation provision;

●	The Florida Minimum Wage Act;

●	The Florida Fair Housing Act;

●	other federal, state or local law equal employment opportunity or other laws, regulations, or ordinances;

●	breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress;

●	common law wrongful discharge from employment; and

●	any other duty or obligation of any kind or description to the fullest extent permissible by law.

Executive does not waive or release: (1) his right to enforce or challenge this Agreement and General Release; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement); (4) rights or claims which cannot lawfully be released; (5) any right to defense or indemnification based upon Executive’s past conduct within the course and scope of Executive’s duties for the Company that Executive may have whether based on Company bylaws, state law, or insurance policy; and (6) rights or claims arising after the date Executive signs this Agreement.

Executive represents that as of the date he signs this Agreement and General Release, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.

Executive represents that, as of the date he signs this Agreement, he has not filed any charge, complaint, claim, or action with any court, organization, governmental entity, or administrative agency against the Company, or any of the other Released Parties.

8. The Company’s General Release of Claims. In exchange for the mutual promises contained herein, the Company, and its parent corporations and subsidiaries knowingly and voluntarily releases Executive and his heirs and legal representatives from any and all claims, known and unknown, resulting from anything which has happened up to the date Company signs this Agreement arising out of Executive’s service to the Company or the termination thereof, including any claim for attorneys’ fees. The foregoing will not be deemed to release Executive from claims (a) to enforce this Agreement and General Release, (b) claims arising from acts or omissions by Executive that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Company’s Board of Directors prior to the date hereof upon reasonable inquiry).

9. Restrictive Covenants and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and will remain subject to the confidentiality and other covenants contained in the Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement previously entered into by Executive in favor of the Company (the “Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement”), which is incorporated by reference herein. Executive represents that Executive has returned all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

10. Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

11. Severability. Should any provision or part of any provision of this Agreement be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement and General Release will remain in full force and effect.

12. No Admission of Wrongdoing and Attorneys’ Fees. Neither Party, by signing this Agreement, admits to any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and no Party shall be deemed a prevailing Party for any purpose.

13. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Executive and the Company.

14. Entire Agreement. This Agreement and General Release sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement and General Release supersedes and replaces any and all prior agreements or understandings between Executive and the Company, except the Confidentiality, Non-Competition, and Non-Solicitation Agreement which shall survive and continue to remain in full force and effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

15. Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement.

16. Agreement is Joint Product. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any Party on the ground of sole authorship. This Agreement may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.

17. Counterparts. This Agreement may be executed in counterparts, each being deemed an original document. This Agreement shall be binding upon the execution and delivery by facsimile or email by all Parties to this Agreement as if the same were manually executed and delivered by such Parties. The Parties agree to promptly deliver to each other original executed counterparts of this Agreement.

18. Assignment. Neither Party may assign such Party’s rights or obligations hereunder without the prior written consent of the other Party.

19. No Waiver. No waiver by any Party hereto of any breach of this Agreement by any other Party shall operate or be construed as a waiver of any other or subsequent breach.

20. Non-Disparagement. Executive agrees that he will not make any defamatory remarks about the Company or its officers, directors, employees, or predecessor or successor corporations. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not make any defamatory remarks about Executive. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

[signature page follows]

EXECUTIVE

/s/ James E Early
James E. Early

Managing Member, Early Financial Consulting, LLC

Interpace Biosciences, Inc.

/s/ Jack E. Stover
Jack E. Stover
Chief Executive Officer